Exhibit 10.32

EIGHTH AMENDMENT TO AMENDED AND RESTATED

LOAN AGREEMENT

This Eighth Amendment to Amended and Restated Loan Agreement (this “Amendment” or the “Eighth Amendment”) dated August 31, 2015, is by and among BMO Harris Bank N.A., formerly known as Harris N.A. (“Lender”), Duluth Holdings Inc., a Wisconsin corporation (“Holdings”), and Duluth Trading Company, LLC, a Wisconsin limited liability company (“Trading,” and collectively with Holdings, the “Borrowers”).

RECITALS

WHEREAS, Lender and Borrowers are parties to that certain Amended and Restated Loan Agreement dated June 13, 2011, as amended by First Amendment to Amended and Restated Loan Agreement dated June 30, 2012, Second Amendment to Amended and Restated Loan Agreement dated December 27, 2013, Third Amendment to Amended and Restated Loan Agreement dated April 15, 2014, Fourth Amendment to Amended and Restated Loan Agreement dated May 21, 2014, Fifth Amendment to Amended and Restated Loan Agreement dated March 24, 2015, Sixth Amendment to Amended and Restated Loan Agreement dated May 31, 2015 and Seventh Amendment to Amended and Restated Loan Agreement dated July 27, 2015 (the “Loan Agreement”); and herein.

WHEREAS, Borrowers and Lender desire to amend the Loan Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, Lender and Borrowers hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement. As used in the Loan Agreement as amended hereby, the following terms shall have the following meanings:

“AAA Distributions” means distributions paid to the common shareholders of Holdings on one or more dates after the date hereof and before the earlier of (i) the date of the closing of Holdings’ contemplated initial public offering, or (ii) the date as of which Holdings ceases to be an S corporation for United States federal income tax purposes, in an aggregate amount not to exceed Holdings’ estimated Accumulated Adjustments Account balance calculated as of August 31, 2015 in accordance with Section 1368 of the Internal Revenue Code of 1986, as amended, using the pro rata method thereunder.

“Termination Date” means the earlier of (a) (i) for the Revolving Note, July 31, 2018, (ii) for Term-Note A, March 5, 2017, (iii) for Term Note B, May 21, 2019, and (iv) for Term Note C, forty-five days after the date of the first advance under Term Loan C, and (b) the date on which the Lender terminates the Borrowers’ rights hereunder.

“Term Loan C” shall mean the Advance under Section 3.4(d) of the Loan Agreement as amended hereby.

“Term Note C” means the Term Note C dated the date hereof and executed by Borrowers in favor of Lender in the maximum principal amount of $46,300,000.00. “Term Notes” means Term Note A, Term Note B and Term Note C.

2. Term Loan C. The following is added to the Loan Agreement as Section 3.4(d):

“(d) Term Loan C. Subject to the terms, conditions and limitations hereof, Lender will lend to Borrower the principal amount of Forty Six Million Three Hundred Thousand and 00/100 Dollars ($46,300,000.00). Advances on Term Loan C shall be made on the date requested by Borrower, no later than November 30, 2015, so long as the Lender is reasonably satisfied at the time of such Advance that Holdings’ contemplated initial public offering will occur, and Term Note C will be repaid in full, within ten days after such Advance. The loan so made shall be evidenced by Term Note C. Each Borrower promises to pay to Lender the outstanding principal and accrued and unpaid interest under Term Note C as follows: (a) upon receipt by Holdings of the proceeds of any sale or issuance of debt or equity securities, a payment equal to the lesser of the amount of such proceeds or the outstanding balance of Term Note C, and (b) a final payment of all outstanding principal and interest on the Termination Date for Term Note C. At Lender’s sole option, payments due under Term Note C shall be debited to Borrowers’ loan account ledger for the Revolving Credit Facility or debited against any Borrower’s commercial demand account maintained with Lender. Amounts repaid on Term Note C may not be reborrowed.”

3. Use of Proceeds. The following is added to the Loan Agreement as Section 3.4(e):

“(e) Use of Proceeds of Term Loan C. Borrowers shall use proceeds of Term Loan C solely to pay AAA Distributions.”

4. Interest. Section 3.5(a) of the Loan Agreement is amended to read as follows:

“(a) Interest Rate. The unpaid principal balances of the Revolving Note, Term Note A and Term Note C shall bear interest at a rate equal to the applicable Adjusted LIBOR Rate in effect from time to time. The unpaid balances of Term Note B shall bear interest at the rate of four percent (4.0%) per annum. Accrued and unpaid interest on the Revolving Note shall be payable in arrears on the last day of each month and on the date of termination of this Agreement. Notwithstanding any provision to the contrary contained herein, interest accrued pursuant to Section 3.5(b) shall be payable on demand. Interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Interest on Advances will be computed on the unpaid principal balance from the date of each borrowing. The LIBOR Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.”

5. Matters Affecting LIBOR Rate. Section 3.5(c)(ii) of the Loan Agreement is amended to read as follows:

“(ii) If the Lender determines that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Rate are not being provided for purposes of determining the interest rate as provided in this Agreement, then the Lender shall, at the Lender’s option, give notice of such circumstances to the Borrowers, whereupon for so long as such circumstances exist, the Revolving Note, Term Note A and Term Note C shall bear interest at a comparable index rate selected by the Lender with notice to the Borrowers.”

6. Distribution Management Fees. Section 9.5 of the Loan Agreement is amended to read as follows:

“9.5 Distributions; Management Fees. Except for the AAA Distributions, declare or pay any distributions; purchase, redeem, retire or otherwise acquire for value any of the stock or membership interests (or any warrant or option to purchase any such stock or membership interests) of a Borrower now or hereafter outstanding; return any capital to its shareholders or members as such, or pay any management fees; except that each Borrower may distribute (i) capital to shareholders and members in the amount equal to such shareholders’ or members’ federal and state income tax liability arising from their respective allocable shares of such Borrower’s taxable income for the taxable year commencing February 2, 2015 which is taxed to such shareholders or members, and (ii) if the AAA Distributions paid based on the estimate of Holdings’ Accumulated Adjustments Account were less than the Accumulated Adjustments Account balance as finally calculated, an amount equal to such balance as finally calculated minus the AAA Distributions paid based on such estimate (such distributions described in the foregoing clauses (i) and (ii) being the “Tax Distributions”); provided, however, that: (a) such shareholders’ or members’ federal and state income tax liability shall be computed on the basis of the highest marginal combined tax rate for individuals under the Internal Revenue Code of 1986, as amended (the “Code”) and Wisconsin law; (b) at the time such Tax Distributions are made, no Event of Default is continuing under either Section 10.1 or 10.4 of this Agreement; (c) such Tax Distribution will not create an Event of Default under either Section 10.1 or 10.4 of this Agreement.”

7. Ownership; Control. Section 10.7 of the Loan Agreement is amended to read as follows:

“10.7 Ownership; Control. Any change in equity ownership of any Borrower that results in Holdings not retaining a 100% equity ownership interest in Trading or results in Stephen L. Schlecht, Marianne M. Schlecht and The Stephen L. and Marianne M. Schlecht Living Trust u/a/d September 6th, 2000, collectively, owning less than 51% of the total voting power of the outstanding capital stock of Holdings.”

8. Conditions Precedent. This Amendment shall not be effective until Borrowers have delivered the following documents, executed as appropriate:

(a) this Amendment;

(b) Term Note C;

(c) a legal opinion of Borrowers’ counsel in such form as may be requested by Lender addressing the current status, corporate power and authority of the Borrowers;

(d) an Officer’s Certificate and Borrowing Resolutions of Holdings; and

(e) an Officer’s Certificate and Borrowing Resolutions of Trading.

9. Effect of Amendment. Except as amended hereby or otherwise in writing signed by the party against whom it is to be enforced, the Notes and the Loan Agreement shall remain in full force and effect.

10. Fees and Expenses. Borrowers shall pay all fees and expenses incurred by Lender (including fees of counsel) in connection with the preparation, issuance, maintenance and enforcement of this Amendment.

11. Law Governing. This Amendment shall be governed by the laws of the State of Wisconsin.

12. Binding Effect. This Amendment shall be binding upon the parties hereto and their respective successors and assigns.

13. Counterparts. This Amendment may be executed in counterparts, all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Receipt of an executed signature page to this Amendment by facsimile or other electronic transmission shall constitute effective delivery thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

DULUTH HOLDINGS INC.

By:	/s/ Mark DeOrio
Mark DeOrio, Chief Financial Officer

DULUTH TRADING COMPANY, LLC

By:	Duluth Holdings Inc., its sole member

By:	/s/ Mark DeOrio
Mark DeOrio, Chief Financial Officer

BMO HARRIS BANK N.A.

By:	/s/ John M. Howard
John M. Howard, Senior Vice President

[Signature Page to Eighth Amendment to Amended and Restated Loan Agreement]

TERM NOTE C

U.S. $46,300,000.00	August 31, 2015

FOR VALUE RECEIVED, on the Termination Date (as defined in the Loan Agreement referred to hereinafter) applicable to this Note, the undersigned, Duluth Holdings Inc., a Wisconsin corporation (“Holdings”), and Duluth Trading Company, LLC, a Wisconsin limited liability company (“Trading,” and collectively with Holdings, the “Borrowers”), jointly and severally, promise to pay to the order of BMO Harris Bank N.A. (the “Lender”) the principal sum of Forty Six Million Three Hundred Thousand and 00/100 Dollars ($46,300,000.00), together with interest pursuant the Loan Agreement.

The Borrowers promise to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full at the rates and at the times provided in the Loan Agreement.

This Note may be prepaid in part or in whole at any time prior to the Termination Date without premium or penalty.

This Note is the Term Note C referred to in the Amended and Restated Loan Agreement between Borrowers and Lender dated June 13, 2011 (as amended, and as it may be further amended, modified, supplemented or restated from time to time, the “Loan Agreement”).

Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived. In the event of default, the Borrowers agree to pay costs of collection and reasonable attorneys’ fees (whether or not suit is commenced), including, without limitation, attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s judgment or order.

DULUTH HOLDINGS INC.

By:	/s/ Mark DeOrio
Mark DeOrio, Chief Financial Officer

DULUTH TRADING COMPANY, LLC

By:	Duluth Holdings Inc., its sole member

By:	/s/ Mark DeOrio
Mark DeOrio, Chief Financial Officer